Exhibit 99.1
PRESS RELEASE
March 2, 2007
First Citizens Banc Corp Announces Earnings
Sandusky, Ohio, March 2, 2007 — First Citizens Banc Corp (the “Corporation”) reported earnings of $6,160,000 for the year ended December 31, 2006, a decrease of $499,000, or 7.5%, from the $6,659,000 reported for the same period in 2005. Basic and fully diluted earnings per share were $1.12 for the year ended December 31, 2006, compared to $1.15 for the year ended December 31, 2005.
Net interest income was $30,261,000 for the year ended December 31, 2006, $586,000 or 1.9%, less than the $30,847,000 reported for the year ended December 31, 2005. Total interest income was $45,876,000 for the year ended December 31, 2006, compared to the $42,438,000 reported during the year ended December 31, 2005, as decreases in average loans outstanding were offset by an increase in the average yield on those loans. The increase in interest income was offset by a $4,024,000 increase in interest expense during the same period, primarily due to a shift from demand deposit accounts to other borrowings. In addition, the Corporation experienced a shift of deposits from lower rate certificates of deposit to higher, “special rate” certificates of deposit.
Noninterest income was $6,670,000 for 2006, compared to the $7,838,000 recorded for the year ended December 31, 2005, primarily due to two factors. During fiscal 2005, the Corporation recognized a $766,000 gain on the sale of two branches. No branch sales occurred during 2006. In addition, the Corporation experienced losses on the sale of Other Real Estate Owned of $663,000 in 2006, compared to $60,000 in 2005. Most of the losses in 2006 were related to the sale of two properties and therefore are not expected to recur.
Noninterest expense was $26,977,000 for the year ended 2006 compared to the $27,929,000 reported for the year ended December 31, 2005. The decrease of $952,000 resulted from management’s efforts to control noninterest expense, which included the consolidation of its two banks during the fourth quarter of 2005.
Total assets at December 31, 2006 were $748,986,000, compared to $750,936,000 at December 31, 2005. The Corporation’s assets shifted from the security portfolio and federal funds sold to loans while funding sources shifted from deposits to other borrowings.
This earnings report may contain certain forward-looking statements which are based on management’s current expectations regarding economic, legislative, and regulatory issues that may impact the Corporation’s earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values, and competition, changes in accounting principles, policies, or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting the Corporation’s operations, pricing, products and services.

FIRST CITIZENS BANC CORP
Condensed, Consolidated Balance Sheets (unaudited)
(In thousands)

	December 31,	December 31,
	2006	2005
Assets
Cash and due from banks	$17,860	$20,261
Federal Funds Sold	—	25,510
Securities	119,398	136,674
Loans, net	549,665	514,770
Bank Owned Life Insurance	10,346	—
Other assets	51,717	53,721

Total assets	$748,986	$750,936

Liabilities and Shareholders’ Equity
Deposits	564,551	577,105
Other borrowings	96,754	81,402
Other liabilities	8,209	5,319

Total liabilities	669,514	663,826
Total shareholders’ equity	79,472	87,110

Total liabilities and shareholders’ equity	$748,986	$750,936

FIRST CITIZENS BANC CORP
Condensed, Consolidated Statements of Income (Unaudited)
(In thousands, except per share data)

	Year ended December 31,
	2006	2005
Total interest income	45,876	42,438
Total interest expense	15,615	11,591

Net interest income	30,261	30,847
Provision for loan losses	1,128	1,123

Net interest income after provision for loan losses	29,133	29,724
Noninterest income	6,670	7,838
Noninterest expense	26,977	27,929
Income tax expense	2,666	2,974

Net Income	$6,160	$6,659

Earnings per share:
Basic	$1.12	$1.15

Diluted	$1.12	$1.15

Dividends per share	$1.12	$1.12

For More Information Contact
Rich Dutton, Executive Vice President
(419) 625-4121